EXHIBIT 99.1

NEXSTAR MEDIA CLOSES ACQUISITION OF THE CW NETWORK

TELEVISION INDUSTRY LEADER AND technology AND

media investor, DENNIS MILLER, NAMED PRESIDENT

MARK PEDOWITZ TO EXIT AS CHAIRMAN/CEO

AFTER 11-YEAR TENURE

IRVING, TX and LOS ANGELES, CA (October 3, 2022) — Nexstar Media Group, Inc. (NASDAQ: NXST, “Nexstar”) announced today that it has closed its previously announced acquisition of a 75% ownership interest in The CW Network, LLC (“The CW” or the “Company”) from co-owners Warner Bros. Discovery (Nasdaq: WBD) and Paramount Global (Nasdaq: PARA, PARAA), who will each retain a 12.5% ownership interest in The CW. Nexstar also announced that Dennis Miller has been named President of The CW, effective immediately. Mr. Miller has served as a member of Nexstar’s Board of Directors since 2014 and has stepped down from the Board in connection with his appointment. Nexstar has initiated a search for a new member of its Board of Directors.

Mr. Miller is assuming leadership of The CW from Mark Pedowitz, who, after serving as Chairman and CEO of The CW for the past 11 years, has announced his intention to revive his successful production company. Mr. Pedowitz will provide support to The CW, Nexstar, and Mr. Miller in a streamlined transition. Throughout his tenure, Mr. Pedowitz was instrumental in charting the expansion of The CW and bringing some of the most groundbreaking and generation-defining programming in television to millions of viewers.

“Dennis Miller brings a unique skill set of proven television, media, and technology industry expertise, as well as venture capital experience to the role of President at The CW. His understanding and ability to unlock value from media assets by delivering high-quality, profitable entertainment, will serve the network, its viewers, its partners and CW affiliates around the country extremely well. We are confident his background, experience and relationships will allow Nexstar to deliver on the value of this transaction for our shareholders,” said Perry Sook, Nexstar’s Chairman and Chief Executive Officer. “I look forward to working with Dennis and Sean Compton, Nexstar’s President of Networks, to build on the foundation that Mark Pedowitz and his team have established at both the CW Network and the CW App. We sincerely thank Mark for his many years of service to The CW and wish him the very best in his future endeavors.”

Mr. Miller is a seasoned television executive with a successful long-term record of success and value creation in the industry. He has held senior executive positions at Sony Pictures Entertainment, Lionsgate Television and Turner Network Television. He most recently served as Chairman of Industrial Media until its sale to Sony Pictures Television earlier this year. Industrial Media is an independent production group whose companies collectively produce more than 94 television shows airing across 34 networks, including some of the most popular shows on television including “American Idol” on ABC; the “Matchmaker” series on Netflix; the Selena Gomez cooking show and the upcoming “The Climb” with Jason Momoa both on HBO; the upcoming Elton John documentary on Apple+; and, the dominant franchise for the last five years on Discovery, “90 Day Fiancé.” Mr. Miller also has significant experience as a TMT investor, having spent several years as a General Partner at Spark Capital and a Managing Director at Bear Stearns’ venture arm, Constellation Ventures. He began his career in the entertainment and tax department of the law firm of Manatt, Phelps, Rothenberg and Tunney.

Commenting on his appointment, Mr. Miller said, “It has been a privilege to serve on Nexstar’s Board of Directors for the last eight years and work closely with Perry and the other distinguished members of the Board during a period of transformational growth and success for the Company. This appointment perfectly aligns my intimate knowledge of Nexstar’s business approach and operating goals to realize the value inherent in The CW. I look forward to working with Perry, Sean and the team to leverage the experience and business relationships built over my career in the media, and technology industries to create new value for viewers, advertisers, affiliates, and Nexstar shareholders.”

“It’s been an honor to serve as the Chairman and CEO of The CW Network for the last 11 years and I am very proud of what our exceptional teams have accomplished together over that time,” said Mr. Pedowitz. “It was the right moment for me to hand over the leadership baton and I am excited to move on to the next chapter of my professional career where I can pursue a different set of interests. I am confident Perry, Sean, Dennis and the Nexstar team’s ability to usher in the next phase of growth and success for the CW Network and look forward to supporting them during the transition period.”

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across television, streaming and digital platforms, including more than 290,000 hours of original video content each year. Nexstar owns America’s largest local broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 212 million people. Nexstar’s national television properties include The CW, America’s fifth major broadcast network, NewsNation, America’s fastest-growing national news and entertainment cable network reaching 70 million television homes, popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including The Hill and BestReviews, are collectively a Top 10 U.S. digital news and information property. In addition to delivering exceptional content and service to our communities, Nexstar provides premium multiplatform and video-on-demand advertising opportunities at scale for businesses and brands seeking to leverage the strong consumer engagement of our compelling content offering. For more information, please visit Nexstar.tv.

Investor Contact:

Joseph Jaffoni or Jennifer Neuman

JCIR

212/835-8500

Media Contact:

Gary Weitman

EVP/Chief Communications Officer

Nexstar Media Group, Inc.

972/373-8800 (office)

gweitman@nexstar.tv

# # #